Exhibit 2.1

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) is entered into effective as of February 2, 2024, by and among BlueRiver Acquisition Corp., a Cayman Islands exempted company (together with its successor pursuant to the Domestication (as defined in the Agreement), “BlueRiver”), BLUA Merger Sub LLC, a Texas limited liability company and a wholly owned direct Subsidiary of BlueRiver (“Merger Sub”), and Spinal Stabilization Technologies, LLC, a Texas limited liability company (the “Company”). BlueRiver, Merger Sub, the Company and, when designated by the Company, the Holder Representative are referred to herein as the “Parties”. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to them in that certain Agreement and Plan of Merger, dated as of July 21, 2023 (the “Agreement”), by and among the Parties.

RECITALS

WHEREAS, the Parties desire to amend the Agreement as set forth herein; and

WHEREAS, Section 13.10 of the Agreement provides that, prior to the Closing, the Agreement may only be amended by a duly authorized agreement in writing executed by each of the Company and BlueRiver.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agree as follows:

AGREEMENT

1. Amendment. Section 11.01(b)(ii) is hereby amended and restated as follows:

“the Closing has not occurred on or before March 31, 2024 (the “Termination Date”); provided, that this Agreement may not be terminated under this Section 11.01(b)(ii) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the primary cause of the failure of a condition set forth in Article 10 on or prior to the Termination Date;”

2. Other Provisions. Except to the extent that the provisions of this Amendment expressly modify or conflict with the provisions of the Agreement (in which case the provisions of this Amendment shall govern), all other provisions of the Agreement shall remain in full force and effect.

3. Miscellaneous. Sections 13.01 through 13.15 of the Agreement are incorporated into this Amendment by reference and shall be applicable to this Amendment and the matters addressed in it as if set forth therein in full mutatis mutandis.

[Signature pages follow.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first written above.

BLUERIVER ACQUISITION CORP.

By:	/s/ John Gregg
Name:	John Gregg
Title:	Co-CEO

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first written above.

Spinal Stabilization Technologies, LLC

By:	/s/ Mark Novotny
Name:	Mark Novotny
Title:	President and CEO

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